Exhibit 99.3
STONE ENERGY CORPORATION
Announces Close of Sale of Rocky Mountain Properties, Updated 2007 Guidance, and Appointment of Vice President of Exploration
LAFAYETTE, LA. June 29, 2007
     Stone Energy Corporation (NYSE: SGY) today announced the completion of the sale of substantially all of its Rocky Mountain properties to Newfield Exploration Company (NYSE: NFX) in two separate transactions for a total cash consideration of approximately $577.9 million, after giving effect to purchase price adjustments. As previously announced, Stone will also maintain a 35% proportional working interest in several undeveloped plays in these Rocky Mountain properties totaling approximately 60,000 acres. At year end 2006, the estimated proved reserves associated with this divestiture totaled 182.4 billion cubic feet equivalent (Bcfe), and for the first quarter of 2007 the production from the sale properties averaged approximately 40 million cubic feet equivalent (Mmcfe) per day. The divested properties include Stone’s interests in the Pinedale Anticline, the Jonah field, the Williston Basin, the Scott field and several smaller producing areas. The sale also included net undeveloped acreage of approximately 550,000 acres.
     Stone intends to use the proceeds from the sale of the Rocky Mountain properties to materially reduce debt, as well as provide financial flexibility to evaluate various investment opportunities. After fees and taxes, Stone expects the net cash proceeds to be in the $525-$535 million range, assuming the Company does not execute a like-kind exchange transaction within the prescribed time period. Stone expects to fully pay down its outstanding bank borrowings of $109 million and to redeem its $225 million Senior Floating Rate Notes. Stone’s remaining debt would be its $200 million 8 1/4% Subordinated Notes due in 2011 and its $200 million 6 3/4% Subordinated Notes due in 2014.
     Production guidance for the second quarter was previously disclosed at 220-240 MMcfe per day, including volumes from the Rocky Mountain properties. Preliminary estimates show second quarter volumes, including the Rocky Mountain properties, at or slightly above the upper end of the earlier guidance of 220-240 MMcfe per day. For the third quarter of 2007, Stone expects net daily production, excluding the Rocky Mountain properties, to average between 180-210 MMcfe per day, depending upon hurricane, maintenance and repair downtime. Despite the Rocky Mountain divestiture, Stone still expects its full year 2007 average daily production to be in the range of 210-230 MMcfe per day, with the Rocky Mountain volumes excluded for the second half of the year. This improvement in expected production guidance is attributable to success in the Gulf of Mexico drilling program, increased workover activity, and increased production efficiency.
     The lease operating expense for the third quarter, excluding the Rocky Mountain properties, is expected to be $38-$42 million, with a decrease projected in the fourth quarter. Stone expects its third quarter DD&A rate to remain in the $3.60-$3.90 per thousand cubic feet equivalent (Mcfe) range. The G&A expense guidance for the third quarter is $7-$8 million. The capital expenditures budget for 2007 will be reduced by approximately $30 million to approximately $290 million from the original $320 million capital expenditures budget to exclude projected capital expenditures relating to the Rocky Mountain properties.
     Stone also announced today the appointment of Richard L. Smith as Vice President of Exploration and Business Development. Mr. Smith will join Stone from Dominion E&P Inc. where he was the General Manager of Deepwater Gulf of Mexico Exploration. Mr. Smith has also worked for Exxon Corporation and Texaco USA with experience in deep water, shelf, onshore, and international projects. Stone’s CEO, David Welch, states, “We are very excited to have Rich join our team, where we believe his track record of deepwater discoveries and broad experience in many North American and International basins will significantly boost the company’s capability for future value creation”. Mr. Smith expects to join Stone in late July.

     Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the in the Gulf of Mexico. Stone is also engaged in an exploratory joint venture in Bohai Bay, China. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210-phone, 337-237-0426-fax or via e-mail at CFO@StoneEnergy.com.
     Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks and other risk factors as described in Stone’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements